Exhibit 99.1

Beyond, Inc. Closes on the Purchase of Buy Buy Baby

MURRAY, Utah - February 24, 2025 - Beyond, Inc. (NYSE:BYON), owner of Bed Bath & Beyond and Overstock, announced today it has completed the previously announced transaction pursuant to the Company’s Asset Purchase Agreement with BBBY Acquisition Co. LLC (“BBBY”) to acquire the global rights of the Buy Buy Baby brand. The purchase price of $5 million includes certain assets, databases, domains, intellectual property, vendor relationships and content related to Buy Buy Baby.

Marcus Lemonis, Executive Chairman of Beyond, commented, “As part of our strategy to expand our market reach, I am excited to announce we completed the acquisition of the Buy Buy Baby brand ahead of schedule. We believe bringing these two iconic brands, Bed Bath & Beyond and Buy Buy Baby, back together significantly strengthens our customer proposition in key life stage shopping moments.”

About Beyond Beyond, Inc. (NYSE:BYON), based in Murray, Utah, is an ecommerce focused affinity company that owns or has ownership interests in various retail brands, offering a comprehensive array of products and services that enable its customers to unlock their homes’ potential through its vast data cooperative. The Company currently owns Bed Bath & Beyond, Overstock, and other related brands and websites. The Company regularly posts information and updates on its Newsroom and Investor Relations pages on its website, Beyond.com.

Beyond, Bed Bath & Beyond, and Overstock are trademarks of Beyond, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding anticipated results, opportunities, and synergies related to the purchase of the Buy Buy Baby intellectual property and the Bed Bath & Beyond and Buy Buy Baby Brands. Forward-looking statements also include statements regarding the expansion of token offerings, future dividends, revenue share, and offerings, future blockchain efforts, record keeping and the scope of such, and anticipated results and opportunities relating to the same. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on October 25, 2024, and in our subsequent filings with the SEC.

Contact Information
ir@beyond.com
pr@beyond.com